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EXHIBIT 99.3

Form of Stockholders Agreement

THIS Stockholders Agreement (the "Stockholders Agreement"), dated as of June 27, 2001, is made by                        (the "Stockholder") and Sterling Financial Corporation ("Sterling").

RECITALS

    A.  Sterling and Source Capital Corporation, a Washington corporation ("Source"), have entered into an Agreement and Plan of Reorganization as of June 27, 2001 (the "Merger Agreement"). The Merger Agreement is hereby incorporated by reference herein. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

    B.  The Stockholder owns shares of Source Common Stock and/or Options.

    C.  In connection with the Merger Agreement, in furtherance of its purposes and as an inducement to Sterling to enter into the Merger Agreement, the Stockholder desires to enter into and perform the obligations under this Stockholders Agreement.

    NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  REPRESENTATIONS AND WARRANTIES.

    The Stockholder hereby represents and warrants that:

      (a) Such Stockholder will

         (i) vote in favor of the Merger all shares of Source Common Stock beneficially owned by such Stockholder at any meeting of Source called to consider and vote on the Merger; and

        (ii) will vote all shares of Source Common Stock beneficially owned by such Stockholder against and not consent to any Acquisition Transaction or any action to nullify or prevent the Merger at any meeting of Stockholders of Source called to consider and vote on any Acquisition Transaction or any such action.

      (b) The Stockholder is the Beneficial Owner of and has voting power with respect to a minimum of      shares of Source Common Stock which will be subject to the terms and conditions of this Agreement by virtue of the execution hereof.

      (c) Such Stockholder will not transfer or encumber shares (or the voting power thereof) of Source Common Stock without the prior written consent of Sterling and except in accordance with the terms and conditions of this Agreement. Sterling may require, as a condition of any such transfer, that the transferee agree in writing to be bound by the provisions of this Stockholders Agreement.

    3.  DEFINITIONS.

    For purposes of this Agreement, the following terms shall have the following meanings:

      (a) AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

      (b) BENEFICIAL OWNER. A Person shall be deemed a "Beneficial Owner" of or to have "Beneficially Owned" any voting securities (1) in accordance with the term "beneficial ownership" as defined in Rule 13-d-3 under the Exchange Act, as in effect on the date hereof, and (2) shall also include voting securities which such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

      (c) PERSON. A "person" shall mean any individual, firm, corporation, partnership or other entity.

    4.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

    All representations, warranties and covenants contained herein shall survive the execution of this Stockholders Agreement and the consummation of the transactions contemplated hereby.

    5.  SUCCESSORS AND ASSIGNS.

    This Stockholders Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by the Stockholder without the prior written consent of Sterling.

    6.  AMENDMENT

    This Stockholders Agreement may not be amended except by an instrument in writing duly signed on behalf of each of the parties hereto.

    7.  GOVERNING LAW.

    This Stockholders Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without giving effect to the principles of conflict of laws thereof. The parties hereto agree that venue of any suit or action hereunder will be in Spokane County, Washington, and that the parties to this Stockholders Agreement hereby consent to the jurisdiction of the Spokane County Superior Court. No provision of this Stockholders Agreement shall be construed to require Sterling, Source or any of their respective Subsidiaries or affiliates or any Stockholder to take any action that would violate any applicable Laws.

    8.  TERMINATION.

    This Stockholders Agreement shall be terminated and of no further force and effect if the Merger is terminated or does not occur, provided however that the Stockholder shall not be relieved or released from any liability or damages arising out of a willful breach of this Stockholders Agreement.

    9.  ENTIRE AGREEMENT.

    This Stockholders Agreement constitutes the entire agreement and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto other than the Stockholders Agreement and the agreements referred to therein.

    11. ENFORCEMENT OF AGREEMENT

    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Stockholders Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Stockholders Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    12. SEVERABILITY

    Any term or provision of this Stockholders Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Stockholders Agreement or affecting the validity or enforceability of any of the terms or provisions of this Stockholders Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    13. COUNTERPARTS.

    This Stockholders Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be executed as of the date first written above.

STERLING FINANCIAL CORPORATION
By

Title:

STOCKHOLDER:

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EXHIBIT 99.3